EXHIBIT 99.1

Donegal Group Inc. Announces First Quarter 2018 Results

MARIETTA, Pa., April 23, 2018 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) today reported its financial results for the first quarter of 2018.  The Company will hold a live conference call on Tuesday, April 24, 2018 at 11:00AM Eastern Time to discuss these results.  You may listen to the webcast of this conference call by accessing the event link at http://investors.donegalgroup.com.

Significant items included:

  Net loss of $18.2 million, or 66 cents per Class A share, for the first quarter of 2018, compared to net income of $5.1 million, or 18 cents per diluted Class A share, for the first quarter of 2017, primarily due to reserve strengthening for prior-year losses as well as weather-related and large fire losses in the first quarter of 2018
  Net premiums earned of $181.8 million for the first quarter of 2018 increased 7.5% compared to the first quarter of 2017
  Net premiums written1 of $195.3 million for the first quarter of 2018 increased 5.8% compared to the first quarter of 2017
  Combined ratio of 119.3% for the first quarter of 2018, compared to 101.4% for the prior-year first quarter
  Book value per share of $15.08 at March 31, 2018, compared to $15.95 at year-end 2017

	Three Months Ended March 31,
	2018	2017	% Change

	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$181,765	$169,156	7.5%
Investment income, net	6,378	5,755	10.8
Net realized investment (losses) gains	(918)	2,549	NM2
Total revenues	189,328	178,971	5.8
Net (loss) income	(18,178)	5,105	NM
Non-GAAP operating (loss) income[1]	(17,453)	3,448	NM

Per Share Data
Net (loss) income – Class A (diluted)	$(0.66)	$0.18	NM
Net (loss) income – Class B	(0.60)	0.17	NM
Non-GAAP operating (loss) income – Class A (diluted)	(0.63)	0.12	NM
Non-GAAP operating (loss) income – Class B	(0.57)	0.12	NM
Book value	15.08	16.43	-8.2

1The “Definitions of Non-GAAP and Operating Measures” section of this release defines and reconciles data that the Company prepares on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

2Not meaningful.

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., noted, “The 2018 first quarter was a unique period in which weather-related and large fire losses were significantly higher than our historical experience.  We also encountered continuing challenges within our personal and commercial automobile business lines that led to significant reserve strengthening actions during the period.  This unusual confluence of factors adversely impacted our quarterly financial results, and we are taking immediate steps to address the underlying causes.”

Mr. Burke continued, “During the latter part of the first quarter of 2018, we received new information on previously-reported commercial automobile and personal automobile claims that led us to conclude that our prior actuarial assumptions did not fully anticipate recent changes in severity and reporting trends. We have encountered increasing difficulties in projecting the ultimate severity of automobile losses over recent accident years, which we attribute to worsening litigation trends and an increased delay in the reporting to us of information with respect to the severity of claims.  While we have noted these trends across several of our operating regions, a large percentage of the reserve adjustment related to commercial auto claims that occurred in the state of Georgia, a state in which we have experienced substantial growth in recent years.  The effect of the delay in the reporting to us of sufficient information upon which to establish adequate case reserves was difficult to discern in our prior analyses of loss data.  However, we concluded that the volume and timing of new information we received in the first quarter of 2018 reflected loss trends our prior actuarial assumptions did not fully anticipate.  As a result, our actuaries increased their projections of the ultimate cost of our prior-year commercial automobile and personal automobile losses. As a result, in the first quarter of 2018, we added $7.4 million to our reserves for personal automobile claims and $18.8 million to our reserves for commercial automobile claims, which are subject to higher liability limits.”

Mr. Burke further noted, “In response to our recognition of these loss trends, we will continue to increase premium rates in every state in which we conduct business, making substantial adjustments to mitigate adverse loss experience.  We will continue to expand our utilization of predictive modeling and analytics to assess our risk exposures and drive appropriate underwriting actions, including the re-underwriting of commercial automobile risks in underperforming states.  During the second quarter of 2018, our commercial automobile predictive model will be fully implemented for the scoring of renewal risks.  We believe the implementation of this powerful tool will significantly improve our ability to adequately price commercial automobile risks that we write as a component of commercial accounts.  We believe the measures we have implemented, and will continue to implement, to improve our commercial and personal automobile results will serve us well in future periods.”

Mr. Burke concluded, “At March 31, 2017, our book value per share was $15.08, compared to $15.95 at December 31, 2017. Our net loss during the first quarter of 2018, as well as unrealized losses within our available-for-sale fixed-maturity portfolio during the first quarter, contributed to the decrease in our book value at March 31, 2018.  While the first quarter of 2018 financial results adversely impacted our book value, we continue to evaluate ways to improve our underwriting profitability and operating efficiency.  As we announced previously, we plan to consolidate certain operations.  We expect this consolidation will generate nearly $3.7 million in annualized expense savings beginning in the third quarter of 2018.”

Insurance Operations
Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended March 31,
	2018	2017	% Change

	(dollars in thousands)

Net Premiums Earned
Personal lines	$99,539	$92,537	7.6%
Commercial lines	82,226	76,619	7.3
Total net premiums earned	$181,765	$169,156	7.5%

Net Premiums Written
Personal lines:
Automobile	$64,906	$61,292	5.9%
Homeowners	26,557	25,591	3.8
Other	4,802	4,728	1.6
Total personal lines	96,265	91,611	5.1
Commercial lines:
Automobile	30,246	26,835	12.7
Workers' compensation	33,130	33,484	(1.1)
Commercial multi-peril	32,185	30,030	7.2
Other	3,430	2,541	35.0
Total commercial lines	98,991	92,890	6.6
Total net premiums written	$195,256	$184,501	5.8%

The 5.8% increase in the Company’s net premiums written for the first quarter of 2018 compared to the first quarter of 2017, as shown in the table above, represents the combination of 6.6% growth in commercial lines net premiums written and 5.1% growth in personal lines net premiums written. The $10.8 million growth in net premiums written for the first quarter of 2018 compared to the first quarter of 2017 included:

  $6.1 million in commercial lines premiums that the Company attributes primarily to new commercial accounts the Company’s insurance subsidiaries have written throughout their operating regions and a continuation of renewal premium increases.
  $4.7 million in personal lines premiums that the Company attributes to a combination of new policy growth and premium rate increases the Company has implemented over the past four quarters.

The Company renewed the majority of its reinsurance programs effective January 1, 2018 with minimal changes to its reinsurance premium rates or coverage levels for 2018 compared to 2017.

The Company evaluates the performance of its commercial lines and personal lines segments primarily based upon the underwriting results of its insurance subsidiaries as determined under statutory accounting practices.  The following table presents comparative details with respect to the Company’s GAAP and statutory combined ratios1 for the three months ended March 31, 2018 and 2017:

	Three Months Ended
	March 31,
	2018	2017

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	78.6%	59.3%
Loss ratio (weather-related)	7.5	8.4
Expense ratio	32.5	33.2
Dividend ratio	0.7	0.5
Combined ratio	119.3%	101.4%

Statutory Combined Ratios
Personal lines:
Automobile	118.0%	104.7%
Homeowners	111.9	106.1
Other	121.1	89.6
Total personal lines	116.1	104.0
Commercial lines:
Automobile	171.6	107.0
Workers' compensation	83.4	80.8
Commercial multi-peril	117.0	105.9
Total commercial lines	119.8	94.4
Total lines	117.6%	99.6%

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer of Donegal Group Inc., commented, “Weather-related losses adversely impacted our underwriting results for our homeowners and commercial multi-peril lines of business during the first quarter of 2018, primarily attributable to numerous winter weather events in our Mid-Atlantic and Southern regions. While slightly lower than the prior-year quarter, the impact in the first quarter of 2018 was far greater than our historical first-quarter average for weather-related losses.  Catastrophe reinsurance capped the financial impact of losses from several of the events and resulted in reinsurance reinstatement premiums of $2.1 million during the first quarter of 2018.”

For the first quarter of 2018, the Company’s loss ratio increased to 86.1%, compared to 67.7% for the first quarter of 2017.  Weather-related losses of $13.7 million for the first quarter of 2018, or 7.5 percentage points of the Company’s loss ratio, decreased slightly from $14.3 million for the first quarter of 2017, or 8.4 percentage points of the Company’s loss ratio. Weather-related loss activity for the first quarter of 2018 exceeded the Company's five-year average of $10.2 million for first-quarter weather-related losses by a significant margin.

Large fire losses, which the Company defines as individual fire losses in excess of $50,000, for the first quarter of 2018 were $9.7 million, or 5.3 percentage points of the Company’s loss ratio.  That amount exceeded the large fire losses of $5.9 million, or 3.5 percentage points of the Company’s loss ratio, for the first quarter of 2017.  A $1.6 million increase in homeowners fires and a $2.2 million increase in commercial property fires accounted for the increase from the prior-year quarter.

Net development of reserves for losses incurred in prior accident years increased the Company’s loss ratio for the first quarter of 2018 by 14.7 percentage points, compared to 1.5 percentage points for the first quarter of 2017.

The Company’s expense ratio was 32.5% for the first quarter of 2018, compared to 33.2% for the first quarter of 2017.  The decrease in the Company's statutory expense ratio reflected lower underwriting-based incentive costs for the first quarter of 2018.

Investment Operations
Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company had invested 90.1% of its consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at March 31, 2018.

	March 31, 2018		December 31, 2017
	Amount	%	Amount	%

	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$115,412	11.5%	$115,786	11.5%
Obligations of states and political subdivisions	263,603	26.3	269,698	26.8
Corporate securities	222,356	22.2	213,764	21.2
Mortgage-backed securities	301,543	30.1	306,353	30.5
Total fixed maturities	902,914	90.1	905,601	90.0
Equity securities, at fair value	51,030	5.1	50,445	5.0
Investments in affiliates	38,769	3.9	38,774	3.9
Short-term investments, at cost	9,452	0.9	11,050	1.1
Total investments	$1,002,165	100.0%	$1,005,870	100.0%

Average investment yield	2.5%		2.4%
Average tax-equivalent investment yield	2.7%		2.9%
Average fixed-maturity duration (years)	5.2		5.2

Net investment income of $6.4 million for the first quarter of 2018 increased 10.8% compared to $5.8 million in net investment income for the first quarter of 2017. The increase in net investment income reflected primarily an increase in average invested assets relative to the prior-year first quarter.

The Company adopted accounting guidance effective January 1, 2018 that requires entities to measure equity investments at fair value and recognize changes in fair value in their results of operations.  Net realized investment losses, primarily from unrealized losses in the Company’s equity securities portfolio, were $918,339 for the first quarter of 2018, compared to net realized investment gains of $2.5 million for the first quarter of 2017.

Definitions of Non-GAAP and Operating Measures
The Company prepares its consolidated financial statements on the basis of GAAP. The Company’s insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, the Company also utilizes certain non-GAAP financial measures that it believes provide value in managing its business and for comparison to the financial results of its peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. The Company defines net premiums written as the amount of full-term premiums the Company records for policies effective within a given period less premiums the Company cedes to reinsurers. The Company defines operating income or loss as net income or loss excluding after-tax net realized investment gains or losses. Because the Company’s calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing the Company’s measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of the Company's net premiums earned to the Company's net premiums written for the periods indicated:

	Three Months Ended March 31,
	2018	2017	% Change

	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$181,765	$169,156	7.5%
Change in net unearned premiums	13,491	15,345	-12.1%
Net premiums written	$195,256	$184,501	5.8%

 The following table provides a reconciliation of the Company's net (loss) income to the Company's operating (loss) income for the periods indicated:

	Three Months Ended March 31,
	2018	2017	% Change

	(dollars in thousands, except per share amounts)

Reconciliation of Net (Loss) Income
to Non-GAAP Operating (Loss) Income
Net (loss) income	$(18,178)	$5,105	NM
Realized losses (gains) (after tax)	725	(1,657)	NM
Non-GAAP operating (loss) income	$(17,453)	$3,448	NM

Per Share Reconciliation of Net
(Loss) Income to Non-GAAP Operating (Loss) Income
Net (loss) income – Class A (diluted)	$(0.66)	$0.18	NM
Realized losses (gains) (after tax)	0.03	(0.06)	NM
Non-GAAP operating (loss) income – Class A	$(0.63)	$0.12	NM

Net (loss) income – Class B	$(0.60)	$0.17	NM
Realized losses (gains) (after tax)	0.03	(0.05)	NM
Non-GAAP operating (loss) income – Class B	$(0.57)	$0.12	NM

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Conference Call and Webcast

The Company will hold a conference call and webcast on Tuesday, April 24, 2018, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link on the Company’s website at http://investors.donegalgroup.com. A replay of the conference call will also be available via the Company’s website.

About the Company

Donegal Group is an insurance holding company. The insurance subsidiaries of Donegal Group and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group. The Company’s Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized “main street” property and casualty insurers, Donegal Group has grown profitably over the last three decades. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and book value growth.

The Company owns 48.2% of the outstanding stock of Donegal Financial Services Corporation (“DFSC”). DFSC owns all of the outstanding stock of Union Community Bank (“UCB”). The Company accounts for its investment in DFSC using the equity method of accounting. Donegal Mutual Insurance Company owns the remaining 51.8% of the outstanding stock of DFSC.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended March 31,
	2018	2017

Net premiums earned	$181,765	$169,156
Investment income, net of expenses	6,378	5,755
Net realized investment (losses) gains	(918)	2,549
Lease income	123	142
Installment payment fees	1,348	1,136
Equity in earnings of DFSC	632	233
Total revenues	189,328	178,971

Net losses and loss expenses	156,583	114,433
Amortization of deferred acquisition costs	29,665	27,683
Other underwriting expenses	29,323	28,489
Policyholder dividends	1,302	834
Interest	464	364
Other expenses	526	443
Total expenses	217,863	172,246

(Loss) income before income tax (benefit) expense	(28,535)	6,725
Income tax (benefit) expense	(10,357)	1,620

Net (loss) income	$(18,178)	$5,105

Net (loss) income per common share:
Class A - basic	$(0.66)	$0.19
Class A - diluted	$(0.66)	$0.18
Class B - basic and diluted	$(0.60)	$0.17

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	22,615,445	21,544,864
Class A - diluted	23,391,593	22,625,578
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$195,256	$184,501

Book value per common share
at end of period	$15.08	$16.43

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2018	2017
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$377,497	$366,655
Available for sale, at fair value	525,417	538,946
Equity securities, at fair value	51,030	50,445
Investments in affiliates	38,769	38,774
Short-term investments, at cost	9,452	11,050
Total investments	1,002,165	1,005,870
Cash	40,796	37,833
Premiums receivable	163,219	160,406
Reinsurance receivable	313,542	298,343
Deferred policy acquisition costs	62,379	60,290
Prepaid reinsurance premiums	142,106	135,033
Other assets	49,832	40,145
Total assets	$1,774,039	$1,737,920

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$727,563	$676,672
Unearned premiums	524,021	503,457
Accrued expenses	21,131	28,034
Borrowings under lines of credit	59,000	59,000
Subordinated debentures	5,000	5,000
Other liabilities	11,970	17,061
Total liabilities	1,348,685	1,289,224
Stockholders' equity:
Class A common stock	256	256
Class B common stock	56	56
Additional paid-in capital	257,036	255,401
Accumulated other comprehensive loss	(15,513)	(2,684)
Retained earnings	224,745	236,893
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	425,354	448,696
Total liabilities and stockholders' equity	$1,774,039	$1,737,920

For Further Information:
Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com